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                                                                    EXHIBIT 11.1


                        FIDUCIARY CAPITAL PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED

                                PARTNERSHIP UNIT

                                                       For the Three Months              For the Six Months
                                                          Ended June 30,                   Ended June 30,
                                                     -------------------------       -------------------------
                                                        1999           1998            1999             1998
                                                     ---------       ---------       ---------       ---------
Net Investment (Loss) Income                         $   (8,528)     $  55,065       $ (46,712)      $  84,256

Percentage Allocable to Limited Partners                    99%             99%             99%             99%
                                                     ---------       ---------       ---------       ---------

Net Investment (Loss) Income Allocable
   to Limited Partners                               $  (8,443)      $  54,514       $ (46,245)      $  83,413
                                                     =========       =========       =========       =========

Weighted Average Number of Limited
   Partnership Units Outstanding                     1,109,694       1,201,564       1,109,694       1,201,564
                                                     =========       =========       =========       =========

Net Investment (Loss) Income Per Limited
   Partnership Unit                                  $   (.01)       $    . 05       $    (.04)      $    . 07
                                                     ========        =========       =========       =========
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